Exhibit 99.7.16

SUPERIOR COURT OF THE STATE OF CALIFORNIA

IN AND FOR THE COUNTY OF SANTA CLARA

	X	CASE NO. CV796285
)
IN RE SILICONIX INC. SECURITIES	)	CLASS ACTION
LITIGATION	)
	)	ORDER DISMISSING ACTION WITHOUT PREJUDICE PURSUANT TO CALIFORNIA RULES OF COURT, RULE 1860
X

[Submitted concurrently with the Request For Dismissal Without Prejudice Pursuant to California Rules of Court, Rule 1860; Declaration of Patrice L. Bishop]

		Complaint Filed	02/23/01
		Assigned To:	Judge Komar
		Department:	17

		Trial Date:	None

Pursuant to the Request for Dismissal Without Prejudice and Declaration of Patrice L. Bishop submitted herewith, the consolidated action entitled In re Siliconix Inc. Securities Litigation, Case No. CV 796313, is hereby dismissed without prejudice as against all defendants named in the Rex v. Owyong, et al., Case No. CV CV796213 and Crandon Capital Partners v. Owyang, et al., Case No. CV796285 Complaints.

IT IS SO ORDERED.

DATED:	JAN 16 2003
JACK KOMAR
JUDGE OF THE SUPERIOR COURT

Submitted by:

Michael D. Braun (167416)
Patrice L. Bishop (182689)
STULL, STULL & BRODY

Patrice L. Bishop
10940 Wilshire Boulevard
Suite 2300
Los Angeles, CA 90024
Tel:	(310) 209-2468
Fax:	(310) 209-2087

Richard B. Brualdi
THE BRUALDI LAW FIRM
29 Broadway, Suite 1515
New York, NY 10005
Tel:	(212) 952-0602
Fa:	(212)952-0608

Co-Lead Counsel for Plaintiffs